EXHIBIT 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

December 17, 2025

Onfolio Holdings Inc.

1007 North Orange Street, 4th Floor

Wilmington, Delaware 19801

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Onfolio Holdings Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 filed by the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on December 17, 2025. The Registration Statement relates to the offering and resale by the Selling Stockholder identified therein of up to 36,201,104 shares of common stock, $0.001 par value per share (the “Common Stock”) of the Company. The shares of Common Stock offered hereby consist of (i) 32,727,273 shares of Common Stock issuable upon conversion of senior secured convertible notes (the “Note Shares”) and (ii) up to 3,473,831 additional shares of Common Stock issuable pursuant to rights to receive shares of Common Stock (the “Right Shares”, and together with the Note Shares, the “Shares”) pursuant to that certain right to receive common stock agreement (the “Rights Agreement”). Pursuant to that certain Securities Purchase Agreement, dated November 17, 2025 (the “Purchase Agreement”), the Company has agreed to issue senior secured convertible notes in an aggregate principal amount of up to $300,000,000 (the “Notes”) to the buyers party thereto, of which a Note having an $6,000,000 aggregate principal amount was issued at an initial closing (the “Initial Note”). The Initial Note is convertible into Note Shares at a conversion price as set forth therein, subject to adjustment as provided in the Notes and a floor price equal to $0.22. The Rights are exercisable or settleable into Right Shares in accordance with the terms of the Purchase Agreement and the Rights Agreement. The number of shares of Common Stock issuable pursuant to the Rights and registered hereby is based on Right Amount (as defined in the Rights Agreement), calculated as of December 17, 2025 in accordance with the terms of the Purchase Agreement.

The opinions expressed herein are limited exclusively to the Delaware General Corporation Law, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of:

(i)	the Registration Statement;
(ii)	the Company’s amended and restated certificate of incorporation, as currently in effect;
(iii)	the Company’s amended and restated bylaws, as currently in effect;
(iv)	certain resolutions of the Board of Directors of the Company;
(v)	the Purchase Agreement; and
(vi)	such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and representations of the Company. Further, with your permission, we have made and relied upon the following assumption, without any investigation or inquiry by us, and our opinions expressed below are subject to, and limited and qualified by the effect of, such assumption that a sufficient number of shares of the Company’s common stock will be duly authorized, validly reserved and available for issuance upon conversion of the Notes and upon exercise or settlement of the Rights, as applicable.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company in accordance with the terms of the Notes and the Rights, as applicable, including upon conversion, exercise or settlement thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this opinion.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP

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